November 18, 2013

RE: Special Meeting of Shareholders of the Financial Square Money Market Fund

Dear Shareholder:

We are writing to you regarding your firm’s investment in the Goldman Sachs Financial Square Money Market Fund and requesting that you participate in the Funds proxy. The Board of Trustees of the Financial Square Money Market Fund unanimously recommends that you vote in favor of the Proposal and believes the Proposal is in the best interest of the Fund. Your vote is important.

The Special Meeting of Shareholders of the Financial Square Money Market Fund has been adjourned until December 2, 2013. At this meeting, Shareholders will be asked to approve a change to the Fund’s concentration policy. Although the response to date on this Proposal has been favorable, the Fund still requires additional participation to pass the Proposal.

Please see the enclosed document for additional information about the Proposal and cast your vote online or by touchtone phone today.

1. Vote by Internet

Please visit the web site (www.proxyvote.com) indicated on your proxy voting card or voting instruction form and follow the on-line instructions.

2. Vote by Telephone

Please call the toll-free telephone number printed on your proxy voting card (1-800-690-6903) or voting instruction form (1-800-454-8683) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

We appreciate your participation. If you have questions, please call Goldman Sachs Funds at 1-800-621-2550 or contact your financial advisor.

Sincerely,

Goldman Sachs Asset Management

71 S. Wacker Drive, Ste. 500

Chicago, IL 60606